Exhibit 99.1

For Further Information Contact:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Paul Balsara, V.P. Finance &	Don Markley or Brandi Floberg
Chief Financial Officer	bfloberg@lhai.com
pbalsara@hemosense.com	(310) 691-7100
(408) 240-3794

HEMOSENSE REPORTS FISCAL FIRST QUARTER REVENUE UP 112%

Achieves 32% Gross Profit Margin

Records 12th Consecutive Quarter of Revenue Growth

SAN JOSE, Calif. (January 26, 2006) – HemoSense, Inc. (AMEX: HEM) – a medical device company that develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the Company’s fiscal first quarter ended December 31, 2005.

•	Total revenue for the fiscal 2006 first quarter was $3.4 million, an increase of 112% from total revenue of $1.6 million in the fiscal 2005 first quarter. Domestic revenue was $2.8 million and international revenue was $619,000, increases of 164% and 12%, respectively, over the fiscal 2005 first quarter. Total revenue comprised $1.3 million in revenue for INRatio® meters and accessories, reflecting 91% growth from the fiscal 2005 first quarter, and $2.1 million in revenue for INRatio test strips, an increase of 129% from the fiscal 2005 first quarter.

•	HemoSense reported a gross profit of $1.1 million for the quarter, or 32% of total revenue, up from a gross loss of $383,000 for the fiscal 2005 first quarter. This also marks a significant improvement over the 12% gross profit margin in the fourth quarter of fiscal 2005, which was the Company’s first-ever quarter with positive gross profit. The improvement from the prior year was primarily due to higher unit sales and production volumes of test strips and process efficiencies.

•	Operating expenses for the quarter were $3.2 million, up from $2.3 million for the fiscal 2005 first quarter, primarily due to additional general and administrative expenses associated with operating as a public company, higher sales and marketing expenses, and higher research and development expenses for the various new projects undertaken.

•	The net loss for the quarter was $2.3 million, down from the net loss of $2.8 million for the fiscal 2005 first quarter. The net loss per common share was $0.22 for the quarter, compared with $8.35 for the fiscal 2005 first quarter. The number of common shares outstanding was significantly less in the fiscal 2005 first quarter, as compared to this quarter, as a large number of redeemable convertible preferred shares were converted to common shares, and additional common shares were issued, on July 1, 2005, the closing date of the Company’s initial public offering, and on November 4, 2005, the closing date of the Company’s private placement. This should be taken into consideration when reviewing the year to year comparison of earnings per share provided in the Statements of Operations. Included in the net loss and the net loss per share for the first quarter of 2006 is $48,000 and less than $0.01, respectively, related to stock-based compensation expense upon implementation of FAS 123R as of October 1, 2005.

“We are very pleased to report our 12th consecutive quarter of revenue growth and a significant improvement in gross profit margin in the first quarter of fiscal 2006,” said Jim Merselis, President and CEO of HemoSense. “The strong results reflect our progress in increasing physician and patient awareness of our INRatio system, which offers an easy solution to frequent blood coagulation testing to help improve safety for warfarin patients. Our continuing efforts to strengthen domestic and international distribution partnerships were key to our success in the quarter. In addition, through agreements with companies such as ZyCare and Standing Stone, we are making it even easier for healthcare professionals to collect, manage and analyze data from our tests.

“We completed a private equity placement of $10.0 million during the quarter which we believe should provide us with the cash runway to execute our core objectives,” added Mr. Merselis. “We have partnered with IDEO on our next generation meter development program, and the latest equity financing will help fund this new development project.”

HemoSense reported cash, cash equivalents and short-term investments of $17.3 million as of December 31, 2005.

Fiscal Year 2006 Financial Guidance

While the Company is not changing its previous revenue guidance to be between $16.0 million and $17.5 million, HemoSense now anticipates a fiscal 2006 net loss of $9.7 million to $10.7 million, which includes $180,000 for stock-based compensation expense. The net loss per common share is expected to be $0.88 to $0.97 based on 11.0 million average common shares assumed to be outstanding. Previous guidance was for the net loss to be between $10.5 million and $11.5 million.

Conference Call Information

Management will host an investment community conference call beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today to discuss this announcement and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 4238966.

The live conference call will also be available via the Internet on the Investor Relations section of the Company’s Web site at www.hemosense.com. A recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio system, used by healthcare professionals and patients themselves, consists of a small portable monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Specifically, forward looking statements include those concerning: the Company’s ability through agreements with partners, to make it easier for healthcare professionals to collect, manage and analyze data from our tests; the belief that the Company now has adequate cash to execute its core objectives; the Company’s ability to successfully develop its next generation meter; and financial guidance for fiscal 2006 are each forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties that may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2006 first quarter financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Form 10-K for the year ended September 30, 2005, filed with the SEC on December 2, 2005. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,
	2006	2005
Revenue	$3,436	$1,617
Cost of goods sold	2,331	2,000

Gross profit (loss)	1,105	(383)

Operating expenses:
Research and development	477	311
Sales and marketing	1,832	1,596
General and administrative	939	347

Total operating expenses	3,248	2,254

Loss from operations	(2,143)	(2,637)
Interest income	145	1
Interest and other expense	(328)	(210)

Net loss	$(2,326)	$(2,846)

Net loss per share:

Basic and diluted	$(0.22)	$(8.35)

Shares used to compute loss per share:

Basic and diluted	10,540	341

HemoSense, Inc.

Balance Sheets

(In thousands)

	December 31, 2005	September 30, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,217	$3,598
Short term investments	14,079	7,943
Accounts receivable	2,696	2,087
Prepaid expenses and other current assets	669	714
Inventories	3,140	2,744

Total current assets	23,801	17,086
Property and equipment, net	490	512
Technology licenses and prepaid royalties	855	1,179
Other assets	215	226

Total assets	$25,361	$19,003

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$933	$1,029
Accrued expenses and other liabilities	1,192	1,159
Capital lease, current portion	40	37
Borrowings, current portion	2,083	2,000

Total current liabilities	4,248	4,225

Capital lease, net of current portion	41	52
Borrowings, net of current portion	4,187	4,714

Total liabilities	8,476	8,991

Shareholders’ equity:
Common stock	11	10
Additional Paid-in capital	66,399	57,191
Unrealized loss on investments	(13)	(3)
Accumulated deficit	(49,512)	(47,186)

Total shareholders’ equity	16,885	10,012

Total liabilities and shareholders’ equity	$25,361	$19,003